Ex. 10.34

November 7, 2023
Dear Tom:
In consideration of your continued employment with Pla-Fit Franchise, LLC (the “Company”), you will have the opportunity to earn a cash retention bonus, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

1.Retention. Provided that you remain continuously employed by the Company or one of its affiliates through August 31, 2024 (the “Designated Date”), the Company will pay to you a one-time cash retention bonus in an aggregate amount equal to $500,000 (the “Cash Retention Bonus”). The Cash Retention Bonus will be paid, if at all, within thirty (30) days following the Designated Date, in accordance with the regular payroll practices of the Company. The Cash Retention Bonus does not form part of your salary and, as such, will not be taken into account in calculating any benefits which are calculated by reference to salary.
2.Annual Bonus. Provided that you remain continuously employed by the Company or one of its affiliates through December 31, 2023, notwithstanding the requirement to remain employed through the date of payment to earn a bonus under the annual bonus plan maintained by the Company or one of its affiliates, you will be entitled to receive your annual bonus under such plan on the regular date of payment in accordance with the regular payroll practices of the Company as if you had remained employed through the date of such payment.
3.Termination of Employment; Other Conditions. Notwithstanding anything herein to the contrary, if your employment with the Company and its affiliates terminates for any reason prior to the Designated Date, you shall immediately forfeit any right to the Cash Retention Bonus and you will not have any right as a result of this Agreement or the termination of your employment to any compensation in respect of the Cash Retention Bonus. In consideration for the opportunity to earn the Cash Retention Bonus, you agree to provide the Company with six (6) months’ prior notice of an intent to terminate your employment with the Company for any reason, including retirement. In the event you fail to provide the Company with such notice, you agree that you will forfeit the Cash Retention Bonus and will pay back to the Company the after-tax amount of the Cash Retention Bonus, to the extent previously paid to you, no more than thirty (30) days following the date of your termination of employment. In addition, as a condition to the receipt of the Cash Retention Bonus, you agree that, upon the termination of your employment with the Company, you will use reasonable best efforts to assist with the transition of your duties and responsibilities to those employees designated by the Company.
4.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company or one of its affiliates under applicable law.
5.Restrictive Covenants. You acknowledge that you continue to be bound by your obligations under the Confidentiality, Non-Competition and Inventions

Agreement between you and the Company dated January 8, 2020 (the “Restrictive Covenant Agreement”).
6.Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to any person with whom the Company shall hereafter effect a reorganization, consolidation or merger, or to whom the Company shall hereafter transfer all or substantially all of the properties or assets related to the business for which you work. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.
7.Miscellaneous. This Agreement sets forth the entire agreement between you and the Company regarding the subject matter set forth herein, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the same; provided, however, that, except as modified by this Agreement, any agreement governing the terms and conditions of your employment with the Company, including the Planet Fitness, Inc. Executive Severance & Change in Control Policy and that certain letter agreement dated November 4, 2019 between you and the Company and the Restrictive Covenant Agreement, will remain in full force and effect in accordance with their respective terms. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a New Hampshire contract and shall be governed and construed in accordance with the laws of the state of New Hampshire, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of or in the state of New Hampshire in connection with any dispute arising out of this Agreement.

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If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return it to the Company. The enclosed copy is for your records.

Sincerely,

PLA-FIT FRANCHISE, LLC

By:

/s/ Justin T. Vartanian
______________________________________________

Name: Justin T. Vartanian
Title:    General Counsel & SVP, International Division

Accepted and Agreed:

/s/ Thomas Fitzgerald
______________________________________________

Thomas Fitzgerald

Date: November 7, 2023